Product Prospectus Supplement PPN-FX-1 to the Prospectus dated January 11, 2010 and the Prospectus Supplement dated January 11, 2010
Royal Bank of Canada Senior Global Medium-Term Notes, Series D Principal Protected and Partially Principal Protected Notes Linked to One or More Currencies
GENERAL TERMS

Royal Bank of Canada may offer and sell principal protected and partially principal protected notes (the “notes”) from time to time of any maturity.  The prospectus dated January 11, 2010, the prospectus supplement dated January 11, 2010 and this product prospectus supplement describe terms that will apply generally to the notes, including any notes you purchase.  A separate pricing supplement will describe the terms that apply specifically to your notes, including any changes to the terms specified below.  If the terms described in the relevant pricing supplement are inconsistent with those described in this document or in the accompanying prospectus supplement or prospectus, the terms described in the relevant pricing supplement will control.

The notes are unsecured notes linked to the performance of one or more currency exchange rates or currency indices (each, a “Reference Asset”) specified in the relevant pricing supplement.  If the Reference Asset of your notes consists of more than one currency exchange rate or currency index (a “Basket”), we may refer to each applicable component of the Reference Asset as a “Basket Component” or “Basket Currency”).  The payment at maturity on your notes will be based on the performance of the Reference Asset during the term of your notes.  The notes are designed for investors who are seeking exposure to the Reference Asset and who anticipate that the value or level of the Reference Asset will increase from its initial level or value to its final level or value on the applicable valuation date.

The notes will not be listed on any securities exchange.

Your investment in the notes involves certain risks.  See “Additional Risk Factors Specific to the Notes” beginning on page PS-3 to read about investment risks relating to the notes.  If so specified in the relevant pricing supplement, you may lose a portion of your principal amount at maturity.

The price at which you purchase the notes includes hedging costs and profits that Royal Bank of Canada or its affiliates expect to incur or realize.  These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes.  As a result, you will experience an immediate and substantial decline in the value of your notes on the issue date.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the notes or passed upon the accuracy of this product prospectus supplement or the accompanying prospectus and prospectus supplement.  Any representation to the contrary is a criminal offense.

We may use this product prospectus supplement in the initial sale of a note.  In addition, RBC Capital Markets Corporation or one of our other affiliates may use this product prospectus supplement in a market-making transaction in a note after its initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this product prospectus supplement is being used in a market-making transaction.

The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

RBC Capital Markets Corporation

Product Prospectus Supplement dated January 25, 2010.

Product Prospectus Supplement

Summary	PS-1
Additional Risk Factors Specific to the Notes	PS-3
General Terms of the Notes	PS-12
Hypothetical Returns on Your Notes	PS-19
Use of Proceeds and Hedging	PS-20
Historical Reference Asset Performance Information	PS-21
Supplemental Discussion of Canadian Tax Consequences	PS-22
Supplemental Discussion of U.S. Federal Income Tax Consequences	PS-23
Employee Retirement Income Security Act	PS-26
Supplemental Plan of Distribution	PS-27

Prospectus Supplement dated January 11, 2010

About This Prospectus Supplement	S-1
Risk Factors	S-1
Use of Proceeds	S-5
Description of the Notes We May Offer	S-5
Certain Income Tax Consequences	S-26
Supplemental Plan of Distribution	S-27
Documents Filed As Part of the Registration Statement	S-29

Prospectus dated January 11, 2010

Documents Incorporated by Reference	2
Where You Can Find More Information	3
Further Information	3
About This Prospectus	4
Presentation of Financial Information	5
Caution Regarding Forward-Looking Statements	5
Royal Bank of Canada	6
Risk Factors	6
Use of Proceeds	6
Consolidated Ratios of Earnings to Fixed Charges	7
Consolidated Capitalization and Indebtedness	8
Description of Debt Securities	9
Tax Consequences	25
Plan of Distribution	37
Conflicts of Interest	38
Benefit Plan Investor Considerations	40
Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others	41
Validity of Securities	41
Experts	41
Other Expenses of Issuance and Distribution	42

In this product prospectus supplement, references to the “accompanying prospectus” mean the accompanying prospectus, dated January 11, 2010, as supplemented by the accompanying prospectus supplement, dated January 11, 2010, of Royal Bank of Canada.  References to the “relevant pricing supplement” mean the pricing supplement that describes the specific terms of your notes.

i

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this product prospectus supplement, the accompanying prospectus supplement and the prospectus, as well as the relevant pricing supplement.

Issuer:	Royal Bank of Canada (“Royal Bank”).

Underwriter:	RBC Capital Markets Corporation.

Issue:	Senior Global Medium-Term Notes, Series D.

Issue Date:	As specified in the relevant pricing supplement.

Reference Asset or Basket:
The Reference Asset may consist of an individual currency exchange rate or currency index or a weighted basket comprised of currency exchange rates or currency indices, as specified in the relevant pricing supplement.  The relevant pricing supplement will specify the component weights of the Basket Components or Basket Currencies, as applicable.

Minimum Investment:	Unless otherwise specified in the relevant pricing supplement, $1,000 (except for certain non-U.S. investors for whom the minimum investment will be higher).

Denominations:
Unless otherwise specified in the relevant pricing supplement, the notes will be issued in denominations of $1,000 and integral multiples in excess of $1,000 (except for certain non-U.S. investors for whom the denomination will be higher).

Interest rate (coupon):	Unless specified in the relevant pricing supplement, we will not pay you interest during the term of the notes.

Payment at Maturity:	Unless the relevant pricing supplement specifies otherwise, the payment at maturity will be based on the Reference Asset Performance and will be calculated as follows:

•
if the Reference Asset Performance is greater than 0%, you will receive an amount equal to the sum of (i) the principal amount of your notes and (ii) the product of (a) the principal amount of your notes, (b) the Reference Asset Performance and (c) the participation rate specified in the relevant pricing supplement; and

•
if the Reference Asset Performance is less than or equal to 0%, you will receive an amount equal to the principal amount of your notes (or a lower amount, if so specified in the relevant pricing supplement).

Reference Asset Performance:
The Reference Asset Performance will be calculated as set forth in the relevant pricing supplement.  The Reference Asset Performance may be positive or negative, depending upon whether an investment in your notes represents a “bullish” or “bearish” view as to the applicable currencies.  If your notes are linked to a Basket, we may refer to the Reference Asset Performance as the “Basket Performance”.
Unless the relevant pricing supplement specifies otherwise, the initial rates or levels and final rates or levels of the Reference Asset will be determined using the exchange rates or closing levels, as applicable, of the Reference Asset on the relevant dates.

Participation Rate:	The participation rate indicates the extent to which your notes will participate in the Reference Asset Performance. The participation rate will be specified in the relevant pricing supplement.

Valuation Date:
Unless otherwise specified in the relevant pricing supplement, the valuation date will be the third trading day prior to the maturity date, subject to extension for up to ten trading days for market disruption events.

Maturity Date:	As specified in the relevant pricing supplement.

CUSIP:	As specified in the relevant pricing supplement.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg, as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus).

Listing:	The notes will not be listed on any securities exchange.

Calculation Agent:	RBC Capital Markets Corporation.

ADDITIONAL RISK FACTORS SPECIFIC TO THE NOTES

An investment in the notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus and the prospectus supplement.  The notes are not secured debt and are riskier than ordinary unsecured debt securities.  Also, investing in the notes is not equivalent to investing directly in the applicable Reference Asset.  You should carefully consider whether the notes are suited to your particular circumstances.  This product prospectus supplement should be read together with the accompanying prospectus, the prospectus supplement and the relevant pricing supplement.  The information in the accompanying prospectus and the prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this product prospectus supplement and the relevant pricing supplement.  This section describes the most significant risks relating to the terms of the notes.  We urge you to read the following information about these risks, together with the other information in this product prospectus supplement and the accompanying prospectus, the prospectus supplement and the relevant pricing supplement, before investing in the notes.

General Risks Relating to the Notes

The Notes Are Intended to Be Held to Maturity.

Your principal is only protected, to the extent specified in the relevant pricing supplement, if you hold your notes until maturity.  If you sell your notes in the secondary market prior to maturity, you will not receive any principal protection on the portion of your notes sold and may incur a loss.  Therefore, you should be willing to hold your notes to maturity.

If So Specified in the Relevant Pricing Supplement, You May Receive Less than Your Principal Amount at Maturity.

Some of the notes that we may offer may not be fully principal protected.  As a result, you should carefully review the relevant pricing supplement to determine the extent to which your principal is at risk, and whether an investment in the notes is appropriate in light of the amount of your investment that you are prepared to place at risk.

If the notes are only partially principal protected, and the Reference Asset Performance is negative, you may receive less than the principal amount of your notes at maturity.

The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.

There will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The return that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank with the same maturity date or if you invested directly in the Reference Asset.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your Potential Payment at Maturity May Be Limited.

If your notes are subject to a cap, they will provide less opportunity to participate in the changes in the value of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in those changes, because the payment at maturity will not exceed the maximum return specified in the relevant pricing supplement.  Accordingly, your return on the notes may be less than your return would be if you made an investment in a security directly linked to the performance of the Reference Asset.

Owning the Notes Is Not the Same as Owning the Reference Asset or its Components or a Security Directly Linked to the Performance of the Reference Asset or its Components.

The return on your notes will not reflect the return you would realize if you actually owned the Reference Asset or its components or a security directly linked to the performance of the Reference Asset or its underlying components and held that investment for a similar period because, for example, your notes may be subject to a cap, in which case the payment at maturity will not exceed the maximum return set forth in the relevant pricing supplement.

Your notes may trade quite differently from the Reference Asset.  Changes in the value or level of the Reference Asset may not result in comparable changes in the market value of your notes.  Even if the value or level of the Reference Asset increases from the initial value or level during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent.  It is also possible for the market value of the notes prior to maturity to decrease while the value or level of the Reference Asset increases.

There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the notes.  The notes will not be listed on any securities exchange.  RBC Capital Markets Corporation and other affiliates of Royal Bank may make a market for the notes; however, they are not required to do so.  RBC Capital Markets Corporation or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

If you sell your notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

You May Not Realize a Gain on the Notes.

If the Reference Asset Performance is zero or negative, the payment at maturity with respect to the notes will be limited to the principal amount, or such lower amount as may be specified in the relevant pricing supplement.  This will be true even if the value or level of the Reference Asset has increased as of some date or dates before decreasing to a value or level below the initial value or level on the applicable valuation date, because the payment at maturity will be calculated solely on the basis of the Reference Asset Performance as of the valuation date.  You should therefore be prepared to realize no positive return on the principal amount of your notes during the term of the notes.

If Your Notes Are Callable at Our Option, the Appreciation Potential of Your Notes May Be Limited.

Some notes that we issue may be callable at our option prior to the maturity date.  If your notes are so called, the amount that you will realize will be limited to the amount determined in accordance with the relevant pricing supplement.  As a result, it is possible that while the value or level of the Reference Asset may have increased substantially, your return may not take into account the full extent of such increase.  Your return on the notes may be less than the appreciation of the Reference Asset.  You may also receive the proceeds from the redemption at a time when market conditions do not permit you to obtain a new investment with your desired rate of return.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.

The following factors, which are beyond our control, may influence the market value of your notes:

•	the value or level of the Reference Asset;

•	if your notes are subject to a cap, your potential return on the notes will be limited;

•	the volatility (i.e., the frequency and magnitude of changes) of the value or level of the Reference Asset;

•
economic, financial, political, military, regulatory, legal and other events that affect the applicable currency markets generally and the U.S. markets in particular, and which may affect the value or level of the Reference Asset;

•	interest and yield rates in the market; and

•	the time remaining to maturity of the notes.

These factors may influence the market value of your notes if you sell your notes before maturity.  Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your notes.  If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.

The notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amount due on the maturity date, including any principal protection, is dependent upon Royal Bank’s ability to repay its obligations at that time.  This will be the case even if the value or level of the Reference Asset increases after the pricing date.  No assurance can be given as to what our financial condition will be at the maturity of the notes.

If Your Notes Are Linked to a Basket, Changes in the Value or Level of One or More Basket Components or Currencies May Be Offset by Changes in the Value or Level of One or More Other Basket Components or Currencies.

Your notes may be linked to a Basket.  In such a case, a change in the values or levels of one or more Basket Components or Currencies may not correlate with changes in the values or levels of one or more other Basket Components or Currencies.  The value or level of one or more Basket Components or Currencies may increase, while the value or level of one or more other Basket Components or Currencies may not increase as much, or may even decrease.  The opposite changes may occur in the case of bearish notes.  Therefore, in determining the value of the Basket as of any time, increases in the value or level of one Basket Component or Currency may be moderated, or wholly offset, by lesser increases or decreases in the value or level of one or more other Basket Components or Currencies.  If the weightings of the applicable Basket Components or Currencies are not equal, changes in the value or level of the Basket Components or Currencies which are more heavily weighted could have a disproportionately adverse impact upon your notes.

The Amount to Be Paid at Maturity Will Not Be Affected by All Developments Relating to the Reference Asset.

Changes in the value or level of the Reference Asset during the term of the notes before the relevant valuation date will not be reflected in the calculation of the payment at maturity.  The calculation agent will calculate this amount by comparing only the final level or value to the initial level or value.  No other values or levels of the Reference Asset will be taken into account.  As a result, your return may be limited to the principal amount of your notes (or such lower amount as may be specified in the relevant pricing supplement), even if the value or level of the Reference Asset has increased at certain times during the term of the notes before decreasing to a value or level below the initial value or level.

We Will Not Hold Any Currency Comprising the Reference Asset for Your Benefit.

The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the currencies that may comprise the Reference Asset that we or they may acquire.  Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any Reference Asset or its components.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Asset.

In the ordinary course of their business, our affiliates may have expressed views on expected movements in any Reference Asset or its components, and may do so in the future.  These views or reports may be communicated to our clients and clients of our affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to any Reference Asset or its components may at any time have significantly different views from those of our affiliates.  For these reasons, you are encouraged to derive information concerning the applicable Reference Asset or its components from multiple sources, and you should not rely solely on views expressed by our affiliates.

Trading and Other Transactions by Royal Bank or its Affiliates in the Reference Asset or Its Components, Futures, Options, Exchange-Traded Funds or Other Derivative Products May Adversely Affect the Market Value of the Notes.

As described below under “Use of Proceeds and Hedging”, we or one or more affiliates may hedge our obligations under the notes by purchasing or selling the Reference Asset or its components, futures or options on the Reference Asset or its components, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Reference Asset or its components.  We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time.  Although they are not expected to, any of these hedging activities may adversely affect the value or level of the Reference Asset or its components, and, therefore, the market value of the notes.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the notes decreases.

We or one or more of our affiliates may also engage in trading in the Reference Asset or its components and other investments relating to those assets on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers.  Any of these activities could adversely affect the value or level of the Reference Asset or its components and, therefore, the market value of the notes.  We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Asset or its components.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

The Inclusion in the Purchase Price of the Notes of a Selling Concession and of Our Cost of Hedging Our Market Risk under the Notes is Likely to Adversely Affect the Market Value of the Notes.

The price at which you purchase the notes includes a selling concession (including a broker’s commission), as well as the costs that we (or one of our affiliates) expect to incur in the hedging of our market risk under the notes.  The hedging costs include the expected cost of undertaking this hedge, as well as the profit that we (or our affiliates) expect to realize in consideration for assuming the risks inherent in providing the hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity will likely be less than your original purchase price.  We expect that this effect will be greater if it occurs earlier in the term of the notes than if it occurs later in the term of the notes.

Changes that Affect an Index Included in the Reference Asset Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity.

The policies of a sponsor of any index that may be included in the Reference Asset (the “Index Sponsor”) concerning the calculation of that index, additions, deletions or substitutions of the components of that index and the manner in which changes affecting those components may be reflected in the index and, therefore, could affect the amount payable on the notes at maturity, and the market value of the notes prior to maturity.  The amount payable on the notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the index, or if the Index Sponsor discontinues or suspends calculation or publication of the index, in which case it may become difficult to determine the market value of the notes.  If events such as these occur, or if the level of the index is not available on the valuation date because of a market disruption event or for any other reason and no successor index is selected, the calculation agent may determine the level of the index — and thus the amount payable at maturity — in a manner it considers appropriate, in its sole discretion.

We Have No Affiliation with Any Index Sponsor and Will Not Be Responsible for Any Actions Taken by an Index Sponsor.

Unless otherwise specified in the relevant pricing supplement, no Index Sponsor is an affiliate of ours or will be involved in any offerings of the notes in any way.  Consequently, we have no control of the actions of any Index Sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity.  No Index Sponsor has any obligation of any sort with respect to the notes.  Thus, no Index Sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes.  None of our proceeds from any issuance of the notes will be delivered to any Index Sponsor, except to the extent that we are required to pay an Index Sponsor licensing fees with respect to an index included in the Reference Asset.

The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest.

As noted above, we and our affiliates expect to engage in trading activities related to the Reference Asset or its components that are not for the account of holders of the notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the value or level of the Reference Asset or its components, could be adverse to the interests of the holders of the notes.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or its components.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  Any of these activities by us or one or more of our affiliates may affect the value or level of the Reference Asset or its components and, therefore, the market value of the notes.

The Calculation Agent Can Postpone the Determination of the Final Level or Value if a Market Disruption Event Occurs.

The determination of the final level or value may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on any valuation date with respect to the Reference Asset.  If such a postponement occurs, the calculation agent will use the value or the closing level, as applicable, of the Reference Asset on the first subsequent business day on which no market disruption event occurs or is continuing.  In no event, however, will any valuation date be postponed by more than ten trading days.  As a result, if a market disruption event occurs or is continuing on a valuation date, the maturity date for the notes could also be postponed, although not by more than ten trading days.

If the determination of the value or level of the Reference Asset for any valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the value or level of the Reference Asset will be determined by the calculation agent.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the value or level that would have prevailed in the absence of the market disruption event.  See “General Terms of the Notes—Market Disruption Events”.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The calculation agent will, among other things, determine the amount of your payment at maturity on the notes.  Our wholly-owned subsidiary, RBC Capital Markets Corporation, will serve as the calculation agent.  We may change the calculation agent after the original issue date without notice to you.  The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event affecting the Reference Asset has occurred.  This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.  Since this determination by the calculation agent will affect the payment at maturity on the notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.

The Historical Performance of the Reference Asset or its Components Should Not Be Taken as an Indication of Their Future Performance.

The value or level of the Reference Asset will determine the amount to be paid on the notes at maturity.  The historical performance of the Reference Asset or its components does not necessarily give an indication of their future performance.  As a result, it is impossible to predict whether the value or level of the Reference Asset will rise or fall during the term of the notes.  The value or level of the Reference Asset and its components will be influenced by complex and interrelated political, economic, financial and other factors.

Non-U.S. Investors May Be Subject to Certain Additional Risks.

The notes will be denominated in U.S. dollars.  If you are a non-U.S. investor who purchases the notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or returns of your investment.

This product prospectus supplement contains a general description of certain U.S. and Canadian tax considerations relating to the notes.  If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.

For Notes with a Term that Exceeds One Year, U.S. Taxpayers Will Be Required to Pay Taxes on the Notes Each Year.

Notes with a term that exceeds one year will likely be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes.  If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income over the term of such notes based on the comparable yield for the notes, even though you will not receive any payments from us until maturity.  This comparable yield is determined solely to calculate the amounts you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.  Any gain you may recognize on the sale or maturity of the notes will be ordinary income in the case of notes with a term of more than one year.  Any loss you may recognize upon the sale of notes with a term of more than one year will generally be ordinary loss to the extent of the interest you included as income in the current or previous taxable years in respect of the notes and thereafter will be capital loss.

For further discussion, see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below.

Certain Considerations for Insurance Companies and Employee Benefit Plans.

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes. For additional information, please see the discussion under “Employee Retirement Income Security Act” below.

Risks Relating to the Applicable Reference Asset

You Will Not Own the Underlying Currencies.

Investing in the notes is not the same as actually owning the applicable currencies.  The notes will be paid only in U.S. dollars, and you will not have a right to receive delivery of any of the applicable currencies.

Your return on the notes may not reflect the return you would realize if you actually purchased the applicable non-U.S. currency or currencies, held them for a similar time period and thereafter converted them into U.S. dollars.

The Values of the Currencies that Are Applicable to Your Notes Are Affected by Many Complex and Unpredictable Factors.

The values of the applicable currencies may be affected by many complex and unpredictable factors, including the economic, financial, political and social conditions in the United States and in the foreign country issuing the underlying currency or currencies.  These conditions include, but are not limited to, the relative strength of, and confidence in, the applicable currencies, the relative fiscal positions of the governments that issued the applicable currencies, the relative rates of inflation, the interest rate levels, and the fiscal and trade policies pursued by government bodies and banks in the countries that issued the applicable currencies.

The Value of the Notes May Be Adversely Affected by the Actions of the Governments that Issued the Applicable Currencies.

Foreign exchange rates can either be fixed by sovereign governments or floating.  Exchange rates of most economically developed nations, including the United States, are permitted to fluctuate in value relative to other currencies.  However, governments sometimes do not allow their currencies to float freely in response to economic forces.  For example, until 2005, the Chinese yuan was pegged to the U.S. dollar.  In July 2005, it was revalued and the peg to the U.S. dollar was removed.  The People’s Bank of China announced that henceforth the yuan would be pegged to a basket of foreign currencies, rather than being strictly tied to the U.S. dollar, and would trade within a narrow band against this basket of currencies.  China has stated that the basket is dominated by a group of international currencies including the U.S. dollar, euro, Japanese yen and South Korean won, with a smaller proportion made up of the British pound, Thai baht and Russian ruble.  Thus, notes linked to the Chinese yuan are subject to foreign exchange risk with respect to the entire basket of currencies to which the yuan is now linked.

Governments, including those of the United States, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their liquidity, trading value and amounts payable could be affected by the actions of sovereign governments which could change or interfere with currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no adjustment or change in the terms of the notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of other developments affecting the U.S. dollar, or any other applicable currency.

Risks Associated with a Basket of Currencies or Currency Indices May Adversely Affect the Market Price of the Notes.

The value of the notes in the secondary market will be affected by the supply of and demand for the notes, the value of each of the applicable currencies, as measured by the relevant exchange rates, and a number of other factors.  Some of these factors are interrelated in complex ways.  As a result, the effect of any one factor may be offset or magnified by the effect of another factor.  The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

The Applicable Exchange Rates.  We expect that the market value of the notes at any given time will likely depend substantially on the changes, if any, in the value of each of the applicable currencies from their respective starting values.  For example, depending upon the terms of your notes, and whether they are “bullish” or “bearish” with respect to one or more currencies, increases in the value of one or more of such currencies against the other applicable currencies may cause an increase in the market value of such notes because of the expectation that the amount payable on the notes will increase.  Conversely, decreases in the value of one or more of the applicable currencies may cause a decrease in the market value of such notes because of the expectation that the maturity payment on the notes will decrease.  If you choose to sell bullish notes when the value of one or more of the applicable currencies relative to the other applicable currencies has decreased, you may receive less than the amount you originally invested.

The values of the applicable currencies will be influenced by complex and interrelated political, economic, financial and other factors that can affect the currency markets which those currencies are traded.  These factors are described in more detail in “—The Value of the Notes May Be Adversely Affected by the Actions of the Governments that Issued the Applicable Currencies” above.

Volatility of the Applicable Currencies.  Volatility is the term used to describe the size and frequency of market fluctuations.  If the expected volatility of the value of any of the applicable currencies changes, as measured by the relevant exchange rate, the market value of the notes may change.

Interest Rates.  The interactions of interest rates and spot currency rates are unpredictable.  Investors in the notes must make their own determinations as to how the possible future effects of changes in interest rates in the countries issuing the applicable currencies will affect such currencies and the notes.  Similarly, we expect that the market value of the notes will be affected by changes in U.S. interest rates.  In general, if U.S. interest rates increase, the market value of the notes may decrease, and if U.S. interest rates decrease, the market value of the notes may increase.  In addition, changes in market interest rates in one or more of the applicable countries as compared to one or more of the other applicable countries may impact the applicable exchange rates.  Finally, interest rates may also affect the economies of the U.S. or the countries issuing the applicable currencies and, in turn, the value of each of the applicable currencies.

Time Premium or Discount.  As a result of a “time premium or discount”, the notes may trade at a value above or below that which would be expected based on the level of interest rates and the value of the applicable currencies the longer the time remaining to maturity.  A “time premium or discount” results from expectations concerning the value of each of the applicable currencies prior to the maturity of the notes.  However, as the time remaining to maturity decreases, this time premium or discount may diminish, thereby increasing or decreasing the market value of the notes.

You should understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the notes attributable to another factor, such as an increase in the value of the applicable currencies included in the Reference Asset.

Even Though Currencies Trade Around the Clock, the Notes Will Not.

The interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the notes will not conform to the hours during which the applicable currencies are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the market value of the notes.  The possibility of these movements should be taken in to account in relating the value of the notes to those in the underlying foreign exchange markets.

There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe to this information, but this information will not necessarily be reflected in the value of the applicable currencies used to calculate the payment on your notes at maturity.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

Other Risk Factors Relating to the Applicable Reference Asset

The relevant pricing supplement may set forth additional risk factors as to the Reference Asset that you should review prior to purchasing the notes.

GENERAL TERMS OF THE NOTES

Please note that in this section entitled “General Terms of the Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement and “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described in the “Summary” section above, the following general terms will apply to the notes, including your notes:

Specified Currency

Unless otherwise specified in the relevant pricing supplement, all payments on the notes will be made in U.S. dollars (“$”).

Form and Denomination

The notes will be issued only in global form through DTC.  Unless otherwise specified in the relevant pricing supplement, the notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

No Listing

Your notes will not be listed or displayed on any securities exchange.

Defeasance, Default Amount, Other Terms

Neither full defeasance nor covenant defeasance will apply to your notes.  The following will apply to your notes:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “—Default Amount on Acceleration” below;

•	a business day for your notes will have the meaning described under “—Special Calculation Provisions—Business Day” below; and

•	a trading day for your notes will have the meaning described under “—Special Calculation Provisions—Trading Day” below.

Please note that the information about the issuance, issue date, issue price discounts or commissions and net proceeds to Royal Bank in the relevant pricing supplement relates only to the initial issuance and sale of the notes.  If you have purchased your notes in a market-making transaction after the initial issuance and sale, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

Payment at Maturity

Subject to our credit risk as issuer of the notes, you will receive a cash payment at maturity that is based on the Reference Asset Performance, which may be positive or negative.  Unless the relevant pricing supplement specifies otherwise, the payment at maturity will be calculated as follows:

•
if the Reference Asset Performance is greater than 0%, you will receive an amount equal to the sum of (i) the principal amount of your notes and (ii) the product of (a) the principal amount of your notes, (b) the Reference Asset Performance and (c) the participation rate specified in the relevant pricing supplement; and

•
if the Reference Asset Performance is less than or equal to 0%, you will receive an amount equal to the principal amount of your notes (or a lower amount, if so specified in the relevant pricing supplement).

The Reference Asset Performance will be calculated as set forth in the relevant pricing supplement.  The Reference Asset Performance may be positive or negative, depending upon whether an investment in your notes represents a “bullish” or “bearish” view as to the applicable currencies.  If your notes are linked to a Basket, we may refer to the Reference Asset Performance as the “Basket Performance”.

Unless the relevant pricing supplement specifies otherwise, the initial rates or levels and final rates or levels of the Reference Asset will be determined using the exchange rates or closing levels, as applicable, of the Reference Asset on the relevant dates.

Participation Rate

The participation rate indicates the extent to which your notes will participate in the Reference Asset Performance.  The participation rate may be less than, equal to, or greater than 100%.  If the participation rate is less than 100%, your notes will participate in less than the full Reference Asset Performance.  If the participation rate is greater than 100%, your notes will participate in the Reference Asset Performance on a leveraged basis.  The participation rate will be specified in the relevant pricing supplement.

Valuation Date

Unless otherwise specified in the relevant pricing supplement, the valuation date will be the third trading day before the maturity date specified in the relevant pricing supplement.  If the calculation agent determines that a market disruption event occurs or is continuing on the valuation date, the final level or value will be determined according to the calculation in “—Market Disruption Events” below.

Maturity Date

Unless otherwise specified in the relevant pricing supplement, the maturity date will be the third scheduled business day following the valuation date unless that date is not a business day, in which case the maturity date will be the next following business day.  The maturity date will be postponed by the same number of trading days as the valuation date if a market disruption event occurs or is continuing as described above.  No interest will accrue past the maturity date specified in the relevant pricing supplement.

Unavailability of the Value or Level of the Reference Asset on a Valuation Date

Reference Assets Consisting of One or More Currencies

With respect to Reference Assets consisting of individual currency exchange rates (except for the following currencies, for which the alternative calculation mechanism is described below: the Australian dollar (AUD), Canadian dollar (CAD), Swiss Franc (CHF), Danish Krone (DKK), Euro (EUR), British pound (GBP), Japanese Yen (JPY), Norwegian Krone (NOK), New Zealand dollar (NZD), Swedish Krona (SEK)), if any of the Reuters pages used as sources for the applicable exchange rate on a valuation date, or the successor page thereto, are not available on that valuation date, then the applicable exchange rate will be calculated by the calculation agent as the arithmetic mean of the applicable offer-side spot quotations received by the calculation agent from two leading commercial banks (which may include one of our affiliates), selected in the sole discretion of the calculation agent, for the relevant currencies.  If these spot quotations are available from fewer than two banks, then the calculation agent, in its sole discretion, shall determine which quotation is available and reasonable to be used.  If no such spot quotation is available, the calculation agent shall determine the applicable exchange rate for such date in a commercially reasonable manner.

Where the applicable currency exchange rate is any of AUD, CAD, CHF, DKK, EUR, GBP, JPY, NZD, NOK or SEK, and the applicable exchange rate is not available on the applicable Reuters page on a valuation date, then such exchange rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent at approximately 10:00 a.m., New York City time, on such date for the purchase or sale by three reference dealers (which may include one of our affiliates) selected by the calculation agent of the relevant currency in an amount equal to U.S.$1,000,000 for settlement two business days later.  If fewer than two such reference dealers provide such spot quotations, then such exchange rates will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent at approximately 10:00 a.m. New York City time, on such date from three leading commercial banks in New York selected by the calculation agent (and which may include one of our affiliates), for the sale by such banks of the relevant currency in an amount equal to U.S.$1,000,000 for settlement two business days later.  If these spot quotations are available from fewer than three banks, then the calculation agent, in its sole discretion, shall determine which spot rate is available and reasonable to be used.  If no spot quotation is available, then such exchange rate will be the rate the calculation agent, in its sole discretion, determines to be fair and reasonable under circumstances at approximately 10:00 a.m., New York City time, on that date.

If the currency included in the Reference Asset is replaced by the applicable government with a successor currency, the calculation agent will adjust the calculation of the Reference Asset Performance in order to equitably reflect that change.  Notwithstanding these alternative arrangements, replacement of a currency comprising a part of the Reference Asset may adversely affect the market value of your notes.

Reference Assets Consisting of One or More Currency Indices

With respect to a Reference Asset consisting of one or more currency indices, if the Index Sponsor discontinues publication of or otherwise fails to publish any index comprising a part of the Reference Asset and that Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (that index being referred to in this section as a “successor index”), then the index level will be determined by reference to the level of that successor index on the applicable valuation date.

Upon any selection by the calculation agent of a successor index, the calculation agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the senior debt indenture, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.

If a successor index is selected by the calculation agent, that successor index will be used as a substitute for the Reference Asset for all purposes, including for purposes of determining whether a market disruption event exists with respect to that index.

If (i) the index is discontinued or (ii) the Index Sponsor fails to publish the index, in either case, prior to, and such discontinuance is continuing on, any valuation date and the calculation agent determines in its sole discretion that no successor index is available at the time, then the calculation agent will determine the value to be used for the level of the index.  The value to be used for the level of the index will be computed by the calculation agent in the same general manner previously used by the applicable Index Sponsor and will reflect the performance of that index through the trading day on which that index was last in effect preceding the date of discontinuance.  In that case, the calculation agent will treat any trading day on which the primary exchange for futures or options contracts relating to that index is open for trading as a trading day for that index for purposes of the determination of the level of the index.  In that event, the calculation agent will provide written notice to the trustee of these calculations and adjustments, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the senior debt indenture, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.

Notwithstanding these alternative arrangements, discontinuance of the publication of an index comprising a part of the Reference Asset may adversely affect the market value of your notes.

Adjustments Relating to Notes Linked to a Basket

If the calculation agent substitutes a successor currency or a successor index, as the case may be, or otherwise affects or modifies a Basket Component or Currency, then the calculation agent will make those calculations and adjustments as, in judgment of the calculation agent, may be necessary in order to arrive at a basket comparable to the original Basket (including without limitation changing the component weights of the Basket Components or Currencies), as if those changes or modifications had not been made, and will calculate the payment at maturity with reference to that basket or the successor basket (as described below), as adjusted.

In this event, the calculation agent will provide written notice to the trustee of these calculations and adjustments, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the senior debt indenture, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.

In the event of the adjustment described above, the newly composed basket is referred to in this section as the “successor basket” and will be used as a substitute for the original Basket for all purposes.

If the calculation agent determines that the available successor basket or basket components or currencies as described above do not fairly represent the value or level of the original Basket or Basket Components or Currencies, as the case may be, then the calculation agent will determine the value or level of the applicable Basket Components or Currencies or the Basket value for any valuation date as described under “—Unavailability of the Value or Level of the Reference Asset on a Valuation Date—Reference Assets Consisting of One or More Currencies” with respect to currency exchange rates comprising the Basket Currencies and “—Unavailability of the Value or Level of the Reference Asset on a Valuation Date—Reference Assets Consisting of One or More Currency Indices” with respect to currency indices comprising the Basket Components.

Notwithstanding these alternative arrangements, discontinuance of trading on the applicable exchanges or markets in any Basket Component or Currency may adversely affect the market value of the notes.

Market Disruption Events

Unless the relevant pricing supplement specifies otherwise, if a market disruption event occurs or is continuing on the valuation date, the final level or value will equal the value or the closing level, as applicable, of the Reference Asset on the first trading day following the valuation date on which the calculation agent determines that a market disruption event is not continuing.  If a market disruption event occurs or is continuing on each trading day to and including the tenth trading day following the valuation date, the final level or value will be determined (or, if not determinable, estimated by the calculation agent in a manner which is considered commercially reasonable under the circumstances) by the calculation agent on that tenth trading day, regardless of the occurrence or continuation of a market disruption event on that day.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the final level or value that would have prevailed in the absence of the market disruption event.

A market disruption event means any event, circumstance or cause which Royal Bank determines, and the calculation agent confirms, has or will have a material adverse effect on the ability of Royal Bank to perform its obligations under the notes or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect:

a)  with respect to individual currency exchange rates:

•
a suspension, absence or material limitation of trading in the spot, futures contracts, forward contracts or options contracts related to one or more of the currencies that comprise the Reference Asset on any relevant exchange or in the over-the-counter currency markets or a limitation on trading in the spot, futures, forward or options contracts on any relevant exchange on any one day by reason of movements in prices that exceed the price permitted by such exchanges;

•
the enactment, publication, decree or other promulgation of any statute, regulation, rule or order of any court or other governmental authority which would make it unlawful or impracticable for Royal Bank to perform its obligations under the notes or for dealers to execute, maintain or modify a hedge in a position in respect of one or more of the currencies that comprise the Reference Asset;

•
the taking of any action by any governmental, administrative, legislative or judicial authority or power of Canada, the United States of America, Japan or the European Union or any political subdivision thereof which has a material adverse effect on the financial markets thereof; or

•
any outbreak or escalation of hostilities or other national or international calamity or crisis (including, without limitation, natural calamities) which has or would have a material adverse effect on the ability of Royal Bank to perform its obligations under the notes or of a dealer to execute, maintain or modify a hedge of a position with respect to one or more of the currencies that comprise the Reference Asset or a material and adverse effect on the economy of Canada, the United States of America, Japan or the European Union or the trading of currencies; and

b)  with respect to a currency index:

•
a suspension, absence or material limitation of trading in a material number of the currencies underlying the index for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•
a suspension, absence or material limitation of trading in option or futures contracts relating to the currencies underlying the index, or a material number of the currencies underlying the index, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•	one or more of the currency indices is not published, as determined by the calculation agent in its sole discretion; or

•
in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging”.

Payment of Additional Amounts

We will pay any amounts to be paid by us on the notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the notes, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a note, which we refer to as an “Excluded Holder”, in respect of a beneficial owner:

(i)	with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)
which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the notes, the holding of notes or the receipt of payments thereunder;

(iii)
which presents such note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a note for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any note means:

(a)	the due date for payment thereof, or

(b)
if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the notes in accordance with the indenture; or

(iv)
who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the notes at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the notes, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Supplemental Discussion of Canadian Tax Consequences”.

Default Amount on Acceleration

Unless otherwise specified in the relevant pricing supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable on the notes upon any acceleration of the notes will be determined by the calculation agent and will be an amount in cash equal to the amount payable as described under the caption “—Payment at Maturity”, calculated as if the date of acceleration were the valuation date.

If the maturity of the notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Manner of Payment and Delivery

Any payment on the notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City.  The payment at maturity will only be made when the notes are surrendered to the trustee at that office.  We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.  For your note, however, the term business day may have a different meaning than it does for other Series D medium-term notes.  We discuss this term under “—Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent will make all determinations regarding the value or level of the Reference Asset, business days, trading days, market disruption events, successor currencies, successor indices, the default amount, and the amount payable on your notes.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Our subsidiary, RBC Capital Markets Corporation, is currently serving as the calculation agent for the notes.  We may change the calculation agent for your notes at any time without notice and the calculation agent may resign as calculation agent at any time upon 60 days’ written notice to Royal Bank.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a business day of the kind described in the accompanying prospectus supplement, unless otherwise specified in the relevant pricing supplement.  If the relevant pricing supplement specifies a different meaning for the term business day, we will use that modified definition in determining each applicable payment date as well as the maturity date for your notes, all as described in this product prospectus supplement.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which the principal trading market for the Reference Asset is open for trading, unless otherwise specified in the relevant pricing supplement.

HYPOTHETICAL RETURNS ON YOUR NOTES

The relevant pricing supplement may include a table or chart showing hypothetical amounts that could be delivered for your notes at maturity, based on a range of hypothetical values or levels of the Reference Asset and on various key assumptions shown in the relevant pricing supplement.

Any table or chart showing hypothetical amounts will be provided for purposes of illustration only.  It should not be viewed as an indication or prediction of future investment results.  Rather, it is intended merely to illustrate the impact that various hypothetical values or levels of the Reference Asset on any valuation date, as calculated in the manner described in the relevant pricing supplement and assuming all other variables remained constant.  The hypothetical amounts listed in the relevant pricing supplement will be entirely hypothetical.  They will be based on values or levels of the Reference Asset that may not be achieved on the relevant valuation date and on assumptions that may prove to be erroneous.

As calculated in the relevant pricing supplement, the hypothetical amounts payable on your notes at maturity may bear little or no relationship to the actual market value of your notes on that date or at any other time, including any time you might wish to sell your notes.  In addition, you should not view the hypothetical amounts as an indication of the possible financial return on an investment in your notes, since the financial return will be affected by various factors, including taxes, that the hypothetical information does not take into account.  Moreover, whatever the financial return on your notes might be, it may bear little relation to — and may be much less than — the financial return that you might achieve were you to invest directly in the Reference Asset.

We describe various risk factors that may affect the market value of your notes, and the unpredictable nature of that market value, under “Additional Risk Factors Specific to the Notes” above.

We cannot predict the values or levels of the Reference Asset or, therefore, the payment at maturity.  Moreover, the assumptions we make in connection with any hypothetical information in the relevant pricing supplement may not reflect actual events.  Consequently, that information may give little or no indication of the amount that will be paid in respect of your notes at maturity, nor should it be viewed as an indication of the financial return on your notes or of how that return might compare to the financial return on an investment directly in the Reference Asset.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus supplement under “Use of Proceeds”.  We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

In anticipation of the sale of the notes, we or our affiliates expect to enter into hedging transactions involving purchases of currencies, indices or other assets included in or linked to the Reference Asset and/or listed and/or over-the-counter derivative instruments linked to the Reference Asset prior to or on the pricing date.  From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.  In this regard, we or our affiliates may:

•	acquire or dispose of the Reference Asset or its components;

•	acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the level of the Reference Asset or its components; or

•	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those similar securities.

We or our affiliates may close out our or their hedge on or before the valuation date.  That step may involve sales or purchases of the Reference Asset or its components or over-the-counter derivative instruments linked to those assets.

The hedging activity discussed above may adversely affect the market value of the notes from time to time.  See “Additional Risk Factors Specific to the Notes— Trading and Other Transactions by Royal Bank or its Affiliates in the Reference Asset or Its Components, Futures, Options, Exchange-Traded Funds or Other Derivative Products May Adversely Affect the Market Value of the Notes” and “—The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest” in this product prospectus supplement for a discussion of these adverse effects.

HISTORICAL REFERENCE ASSET PERFORMANCE INFORMATION

We may provide historical performance information on the Reference Asset or applicable Basket Components or Currencies in the relevant pricing supplement.  You should not take any of those historical values or levels as an indication of the future performance.  We cannot give you any assurance that the value or level of the Reference Asset or Basket Components or Currencies will not decrease, thus causing you to receive an amount that is less than the principal amount of your notes at maturity.

SUPPLEMENTAL DISCUSSION OF CANADIAN TAX CONSEQUENCES

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.  In the opinion of Ogilvy Renault LLP, Canadian tax counsel to Royal Bank, interest (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) on the notes that is paid or credited or deemed for purposes of the ITA to be paid or credited by Royal Bank will not be subject to Canadian non-resident withholding tax, except in the circumstances described under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.  If any interest paid or credited or deemed to be paid or credited on a note is to be calculated by reference to a Reference Asset or Basket Component or Currency which could be viewed as a proxy for the profit of Royal Bank, such interest may be subject to Canadian non-resident withholding tax.  The Canadian withholding tax implications of such an issuance will be described particularly in the relevant pricing supplement if such notes are offered.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general description of certain U.S. tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments of interest, principal and/or other amounts under the notes. This summary is based upon the law as in effect on the date of this product prospectus supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following disclosure—including the opinion of Morrison & Foerster LLP—has been prepared without regard to any particular note that you may purchase in the future and, therefore, is provided solely as a matter of general information.  You should not rely upon the following disclosure, or the disclosure under “Tax Consequences—United States Taxation” in the accompanying prospectus or “Certain Income Tax Consequences—United States Taxation” in the accompanying prospectus supplement, with regard to an investment in any particular note because it does not take into account the terms of any particular note or the tax consequences of investing in or holding any particular note unless the relevant pricing supplement applicable to your notes expressly indicates that you may rely on the following disclosure and expressly states that you may rely on the opinion of Morrison & Foerster LLP.  Any note that you purchase may have terms that would result in a tax treatment that is significantly different from the treatment described below.

Consequently, any tax disclosure relevant to any note you may purchase will be set forth only in the relevant pricing supplement relating to your note, and, unless the relevant pricing supplement indicates otherwise, you should not rely on the tax disclosure below or in the accompanying prospectus supplement or prospectus in deciding whether to invest in any note.  Moreover, in all cases, you should consult with your own tax advisor concerning the consequences of investing in and holding any particular note you propose to purchase.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to U.S. holders (as defined in the accompanying prospectus).  It applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.  In addition, this section will only apply to a note if the “predominant” currency of such note is the U.S. dollar.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

The following section is the opinion of Morrison & Foerster LLP, counsel to Royal Bank.  The U.S. federal income tax treatment of your notes will depend on whether (i) the term of your notes exceeds one year, or (ii) the term of your notes will not exceed one year without regard to the effect of an extension in the event of a market disruption event.  Accordingly, we set forth a separate subsection for each of the situations described in the previous sentence.  In addition, the following discussion assumes your notes are 100% principal protected, denominated in U.S. dollars, and will not pay you interest during the term of the notes.  The relevant pricing supplement will discuss the tax consequences if your notes are not 100% principal protected, not denominated in U.S. dollars or pay you interest during the term of the notes.  Unless otherwise specified in the relevant pricing supplement, Royal Bank intends to treat any interest with respect to the notes, as determined for U.S. federal income tax purposes, as from sources within the U.S.

Where the Term of the Notes Exceeds One Year

The notes will be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments for U.S. federal income tax purposes.  Your notes will be subject to those rules since the “predominant” currency of the notes will be the U.S. dollar.  Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule.  This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield.  A projected payment schedule with respect to a note generally is a series of projected payments, the amount and timing of which would produce a yield to maturity on that note equal to the comparable yield.  This projected payment schedule will consist of the principal amount, any noncontingent payments provided under the terms of the note, and a projection for tax purposes of each contingent payment.  These rules will generally have the effect of requiring you to include amounts as income in respect of the notes prior to your receipt of cash attributable to that income.

The amount of interest that you will be required to include in income during each accrual period for the notes will equal the product of the adjusted issue price for the notes at the beginning of the accrual period and the comparable yield for the notes for such period.  The adjusted issue price of the notes will equal the notes’ original offering price plus any interest deemed to be accrued on the notes (under the rules governing contingent payment debt instruments) and decreased by the projected amount of any payments previously made on the notes.

To obtain the comparable yield and projected payment schedule for your particular note, you should call RBC Capital Markets Corporation toll free at (866) 609-6009.  You are required to use such comparable yield and projected payment schedule in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the notes, and we make no representations regarding the amount of contingent payments with respect to the notes.

If you purchase the notes for an amount that differs from the notes’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your notes and their adjusted price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly.

If you purchase the notes for an amount that is less than the adjusted issue price of the notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize on the maturity of the notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph.  If you purchase the notes for an amount that is greater than the adjusted issue price of the notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize on the maturity of the notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph.  Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

If all contingent payments on the notes become fixed on a day that is more than 6 months before the maturity date, applicable Treasury regulations provide that you should make adjustments to the prior and future interest inclusions in respect of your notes over the remaining term for the notes in a reasonable manner. You should consult your tax advisor as to what would be a “reasonable manner” in your particular situation.

You will recognize gain or loss on the sale or maturity of the notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the notes.  In general, your adjusted basis in the notes will equal the amount you paid for the notes, increased by the amount of interest you previously accrued with respect to the notes (in accordance with the comparable yield for the notes), decreased by the projected amount of any payments previously made on your notes, and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your notes under the rules set forth above.

Any gain you recognize on the sale or maturity of the notes will be ordinary interest income.  Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss.  The deductibility of capital losses is limited.

Please see the discussion under “Tax Consequences—United States Taxation—Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.

Where the Term of the Notes Will Not Exceed One Year Without Regard to the Effect of an Extension in the Event of a Market Disruption Event

The notes should be treated as a contingent debt instrument with a term of one year or less.  There are no specific rules that govern contingent short-term debt.  However, it is likely that the notes should be subject to the general rules that are applicable to short-term debt as described under the heading “Tax Consequences—United States Taxation —Original Issue Discount—Short-Term Debt Securities” in the accompanying prospectus.  For purposes of applying such rules, amounts should not be treated as having accrued on the notes until a holder is entitled to a fixed minimum positive return.

It is possible that the Internal Revenue Service could assert that your notes should be subject to the special rules under Section 988 of the Internal Revenue Code governing dispositions of debt instruments the payments on which are determined by reference to the value of a foreign currency, in which case any loss you recognize upon the maturity of your notes would be treated as ordinary loss.

If the term of your notes may exceed one year in the event of a market disruption event, your notes may be treated as notes with a term in excess of one year.  In such case, your notes would be subject to the rules described under “Where the term of your notes exceeds one year” above.

Please see the discussion under “Tax Consequences—United States Taxation—Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction”.

Royal Bank and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans”, and with respect to which Royal Bank or any of its affiliates is a “party in interest” or a “disqualified person”, unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b) (17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction.  The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or any exercise related thereto or as a result of any exercise by Royal Bank or any of its affiliates of any rights in connection with the notes, and no advice provided by Royal Bank or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

With respect to each note to be issued, Royal Bank will agree to sell to RBC Capital Markets Corporation, and RBC Capital Markets Corporation will agree to purchase from Royal Bank, the principal amount of the note specified, at the price specified under “Proceeds to Royal Bank of Canada”, in the relevant pricing supplement.  RBC Capital Markets Corporation intends to resell each note it purchases at the original issue price specified in the relevant pricing supplement.  In the future, RBC Capital Markets Corporation or one of our other affiliates may repurchase and resell the notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.  For more information about the plan of distribution, the distribution agreement and possible market-making activities, see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.

To the extent RBC Capital Markets Corporation resells notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the notes as such term is defined in the Securities Act of 1933, as amended.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this product prospectus supplement or the accompanying prospectus or prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or RBC Capital Markets Corporation.  This product prospectus supplement, the accompanying prospectus and prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this product prospectus supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this product prospectus supplement, the accompanying prospectus and prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

Royal Bank of Canada

Senior Global Medium-Term Notes, Series D

Principal Protected and Partially Principal Protected Notes

January 25, 2010